Free Writing Prospectus Dated March 7, 2006	Filed Pursuant to Rule 433 Registration No. 333-127967 Registration No. 333-127967-01

COUPONS 921+mm HYUNDAI AUTO 2006-A

Jt bks: JPM/DB	Cos: ABN, BAS, CITI

Cls	Amt($mm)	Rtgs(M/S/F)	WAL	E.F.	Bmrk/Spd	Yield	Cpn	$Price
A-1	200.0	P1/A1+/F1+	0.24	09/06	ILib-2	4.838	4.838	100
A-2	258.0	Aaa/AAA/AAA	1.00	09/07	EDSF-1	5.195	5.130	99.99062
A-3	208.0	Aaa/AAA/AAA	2.05	12/08	ISwps-1	5.192	5.130	99.98697
A-4	156.7	Aaa/AAA/AAA	3.34	10/09	ISwps+11	5.322	5.260	99.98798
B	28.2	Aa2/AA/AA+	2.79	10/09	ISwps+15	5.356	5.290	99.98142
C	37.6	A2/A/A	2.79	10/09	ISwps+20	5.406	5.340	99.98428
D	32.9	Baa2/BBB/BBB	2.61	08/09	ISwps+38	5.585	5.520	99.99733

Pricing speed	:	1.5 ABS (to 10% clean-up call)
Exp settlement	:	Wednesday, 3/15/06 FLAT
First payment	:	4/17/06
Bmbg ticker	:	HART
All classes ERISA eligible
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing Lizmary Rodriguez at lizmary.rodriguez@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.